Exhibit 10.15

SEABOARD CORPORATION

CASH BALANCE EXECUTIVE RETIREMENT PLAN

AMENDED AND RESTATED

EFFECTIVE JANUARY 1, 2013

SEABOARD CORPORATION

CASH BALANCE EXECUTIVE RETIREMENT PLAN

AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2013

TABLE OF CONTENTS

ARTICLE I. HISTORY AND PURPOSE		1

ARTICLE II. DEFINITIONS		1

2.1.	Accrued Benefit	1
2.2	Board	1
2.3.	Change of Control	1
2.4.	Code	2
2.5.	Committee	2
2.6.	Company	2
2.7	Disability	2
2.8.	Effective Date	3
2.9.	Eligible Spouse	3
2.10.	Event Payment Date	3
2.11.	Investment Account Conversion Date	3
2.12.	Investment Options	3
2.13.	Investment Return	3
2.14.	Market Interest Rate	3
2.15.	Normal Retirement Date	3
2.16.	Participant	3
2.17.	Participation Date	3
2.18.	Plan	3
2.19.	Plan Administrator	3
2.20.	Plan Year or Year	3
2.21.	Related Company	3
2.22.	Separation Date	4
2.23.	Separation from Service	4
2.24.	SERP Actuarial Value	4
2.25.	SERP Plan	5
2.26.	Year	5
2.27.	Years of Service	5

ARTICLE III. PARTICIPATION		5

3.1.	Participation Date	5
3.2.	Cessation of Participation	5
3.3.	Participation not Contract of Employment	5
3.4.	SERP Plan	5

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ARTICLE IV. RETIREMENT BENEFITS		5

4.1.	Determination of Accrued Benefit	5
4.2.	Annual Allocation to Cash Balance Account	6
4.3.	Final Cash Balance Account Allocation	6
4.4.	Interest Allocation to Cash Balance Account	7
4.5.	Tax Distributions	7

ARTICLE V. PAYMENT OF BENEFITS		7

5.1.	Fully Vested Benefits	7
5.2.	Forfeitures	8
5.3.	Payment of Lump Sum	8
5.4.	Death Benefit	8
5.5.	Determination of Beneficiary	8

ARTICLE VI. FUNDING		8

6.1.	Unfunded Plan	8

ARTICLE VII. WITHHOLDING OF TAXES		9

7.1.	Tax Reporting	9
7.2.	Tax Withholding	9

ARTICLE VIII. PLAN ADMINISTRATOR		9

8.1.	Membership and Authority	9
8.2.	Delegation	10
8.3.	Information to be Furnished	10
8.4.	Plan Administrator’s Decision Final	10
8.5.	Remuneration and Expenses	10
8.6.	Indemnification of Committee Member	10
8.7.	Resignation or Removal of Committee Member	10
8.8.	Interested Committee Member	11

ARTICLE IX. CLAIMS PROCEDURE		11

9.1.	Claim	11
9.2.	Denial of Claim	11
9.3.	Review of Claim	11
9.4.	Final Decision	11

ARTICLE X. AMENDMENTS OR TERMINATION OF THE PLAN		11

10.1.	General	11
10.2.	Amendments for Compliance with Laws	12
10.3.	Automatic Changes in Interest Rate and Mortality Assumptions	12

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ARTICLE XI. MISCELLANEOUS		12

11.1.	Captions	12
11.2.	Company Action	12
11.3.	Company Records	12
11.4.	Evidence	13
11.5.	Gender and Number	13
11.6.	Governing Law	13
11.7.	Non-Assignability	13
11.8.	Participant Cooperation	13
11.9.	Successors	13
11.10.	Unsecured General Creditor	14
11.11.	Validity	14
11.12.	Waiver of Notice	14

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SEABOARD CORPORATION

CASH BALANCE EXECUTIVE RETIREMENT PLAN

AMENDED AND RESTATED

EFFECTIVE JANUARY 1, 2013

ARTICLE I.
HISTORY AND PURPOSE

Seaboard Corporation (the “Company”) adopted the Cash Balance Executive Retirement Plan (the “Plan”) effective as of January 1, 2009.  The Company previously adopted the Seaboard Corporation 409A Executive Retirement Plan (the “SERP Plan”), amended and restated effective January 1, 2009.  The SERP Plan was further amended and restated effective January 1, 2013.  Section 457A of the Internal Revenue Code of 1986, as amended (the “Code”) provides for adverse tax consequences to the employees of certain foreign affiliates of the Company participating in the SERP Plan.  Accordingly, the Participants in the SERP Plan listed on the Addendum A attached hereto were removed as Participants from the SERP Plan, and became Participants under this Plan.  The purpose of this Plan is to provide a supplemental retirement benefit to the Participants which is substantially similar to the benefits that would have been provided to said Participants under the SERP Plan.

The Plan is now further amended and restated as provided herein, effective January 1, 2013.

The Plan is intended to satisfy the requirements of Code Section 457A.  The Plan shall be interpreted and administered in a manner consistent with this intent.

ARTICLE II.
DEFINITIONS

For the purpose of this Plan, the following words and phrases shall have the meaning indicated, unless the context clearly indicates otherwise:

2.1.                        Accrued Benefit means a Participant’s benefit determined as of a particular time under the provisions of this Plan.

2.2.                        Board means the Board of Directors of Seaboard Corporation.

2.3.                        Change of Control means an event or transaction described below; provided, however, an event or transaction described below will not be a Change of Control for purposes of a payment event under the Plan unless it constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Code Section 409A(a)(2)(A)(v):

(a)                               The acquisition by any unrelated person or entity of more than fifty percent (50%) of either the outstanding shares of common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors;

(b)                              The sale to an unrelated person or entity of Company assets that have a total gross fair market value of more than eighty-five percent (85%) of the total gross fair market value of all of the assets of the Company immediately prior to such sale;

(c)                               The acquisition, whether by reorganization, merger, consolidation, purchase or similar transaction, by any person or entity or more than one person or entity acting as a group of more than fifty percent (50%) of the outstanding shares of stock of the Company or the combined voting power entitled to vote generally in the election of directors of the Company or the entity in which the Company was reorganized, merged or consolidated into;

(d)                             The acquisition by any person or entity (other than by any descendant of Otto Bresky, Senior or any trust established primarily for the benefit of any descendant of Otto Bresky, Senior or any other related person (including spouses) or entity) of more than fifty percent (50%) of either the membership interests or the combined voting power of Seaboard Flour, LLC and SFC Preferred LLC (or any successor-related companies) at any time when Seaboard Flour, LLC and/or SFC Preferred LLC or any successor-related companies collectively own fifty percent (50%) or more of the Company.

For purposes of determining whether there has been a Change of Control under this Section 2.3, the attribution of ownership rules under Code Section 318(a) shall apply.  Also for purposes of determining whether there has been a Change of Control, “Company” means only Seaboard Corporation and any successors to the business of Seaboard Corporation.

2.4.                        Code means the Internal Revenue Code of 1986, as amended from time to time. References to any Section of the Internal Revenue Code shall include any successor provision thereto.

2.5.                        Committee means the committee, if any, appointed to administer this Plan pursuant to ARTICLE VIII.

2.6.                        Company means Seaboard Corporation, a Delaware corporation, and any of its subsidiaries or affiliates that are participating in this Plan, and any successors to the business of Seaboard Corporation and such participating subsidiaries or affiliates.

2.7.                        Disability means a period in which the Participant is (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months; or (b) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan sponsored by the Company.

2.8.                        Effective Date means the effective date of this Plan, which is January 1, 2009.

2.9.                        Eligible Spouse means the spouse of a Participant to whom the Participant was married on the date payment of the Participant’s vested Accrued Benefit commences, or, if earlier, on the date of the Participant’s death. The length of the marriage prior to either of such dates shall not be taken into consideration.

2.10.                Event Payment Date has the meaning given to such term in Section 4.3.

2.11.                Investment Account Conversion Date means the date, as specified in Appendix A, upon which a Participant’s Accrued Benefit is converted to an account subject to Investment Return.

2.12.                Investment Options means the investment options selected by the Committee from time to time among which a Participant may direct the investment of his or her Account, if any, in accordance with procedures established by the Committee.

2.13.                Investment Return means the amount of earnings, gains or losses applicable to the Participant’s Account, if any, as measured by the Investment Options applicable pursuant to the Participant’s direction or as otherwise provided herein.

2.14.                Market Interest Rate shall mean for each Year the equivalent annual rate of the Moody’s AA Long Term Corporate Bond Yield Index, as of the first day of such Year in which the index is published, or such other rate which is established by the Committee from time to time.

2.15.                Normal Retirement Date means the first day of the calendar month coinciding with or next following date the Participant attains age sixty-two (62).

2.16.                Participant means any individual who is designated as a Participant in the Plan as provided in Section 3.1 and who has not ceased to be a Participant under Section 3.2.

2.17.                Participation Date means the date an employee becomes a Participant, as provided in Section 3.1.  The Participation Date of each Participant shall be stated on Addendum A.

2.18.                Plan means the Seaboard Corporation Cash Balance Executive Retirement Plan as set forth herein and as amended from time to time.

2.19.                Plan Administrator means the Committee, if any, but if at any time there is no Committee acting hereunder then the Plan Administrator will be Seaboard Corporation.

2.20.                Plan Year or Year means the twelve (12) month period beginning January 1 and ending December 31.

2.21.                Related Company means any corporation which is a member of a controlled group of corporations (as defined in Code Section 414(b)) that includes the Company or any corporation or other entity with whom the Company is considered a single employer under Code Section 414(c).

2.22.                Separation Date means the date the Participant has a Separation from Service.

2.23.                Separation from Service means the Participant’s termination of employment with the Company.  Whether a termination of employment has occurred shall be determined based on whether the facts and circumstances indicate the Participant and Company reasonably anticipate that no further services will be performed by the Participant for the Company; provided, however, that a Participant shall be deemed to have a termination of employment if the level of services he or she would perform for the Company after a certain date permanently decreases to no more than twenty percent (20%) of the average level of bona fide services performed for the Company (whether as an employee or independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Company if the Participant has been providing services to the Company for less than 36 months).  For this purpose, a Participant is not treated as having a Separation from Service while he or she is on a military leave, sick leave, or other bona fide leave of absence, if the period of such leave does not exceed six (6) months, or if longer, so long as the Participant has a right to reemployment with the Company under an applicable statute or by contract.  Where used in this Section 0, the term Company includes any Related Company.

2.24.                SERP Actuarial Value means, with respect to each Participant, the amount which would have been such Participant’s Actuarial Value under the SERP Plan if Participant had remained a Participant in such SERP Plan through the date as of which the SERP Actuarial Value is being determined pursuant to this Plan, but with the following revisions:

(a)                               Final Average Earnings shall, unless otherwise provided in an agreement between the Participant and the Company, not exceed: (i) for Edward Gonzalez, one hundred percent (100%) of his 2011 Earnings; and (ii) with respect to any other Participant, one hundred fifty percent (150%) of such Participant’s 2011 Earnings.

(b)                              Years of Accrual Service, with respect to post-Participation Date Accrual Service, shall, unless otherwise provided in an agreement between a Participant and the Company, be limited to twenty (20) Years of Accrual Service from the Participation Date with respect to each respective Participant.

(c)                               Actuarial Value shall mean the lump sum equivalent value as of the date a Participant’s Accrued Benefit is being determined by using (i) the average annual interest rate on 30-year Treasury securities, as specified by the Commissioner of the Internal Revenue Service (the “Commissioner”) for the thirty-six (36) month period ending on November immediately preceding the Plan Year in which such lump sum is being calculated; and (ii) the applicable mortality table used for purposes of satisfying the requirements of Code Section 417(e).

(d)                             The Actuarial Value of each Tax Distribution pursuant to Section 4.5 below already made for such Participant shall be subtracted from the SERP Actuarial Value.

2.25.                SERP Plan means the Seaboard Corporation 409A Executive Retirement Plan, adopted by Seaboard Corporation effective January 1, 1999, as amended and restated effective January 1, 2009, but not including the amendments made which are effective January 1, 2013.

2.26.                Year means a calendar year.

2.27.                Years of Service at any particular time means the Years of Service as defined in the SERP Plan.

ARTICLE III.
PARTICIPATION

3.1.                        Participation Date.  Those persons who are set forth on Addendum A shall be Participants in the Plan on the Effective Date.  There will be no other Participants in the Plan.  Such employee’s Participation Date will be the date specified by the President of Seaboard Corporation.

3.2.                        Cessation of Participation.  A Participant will cease to be a Participant when he no longer has an Accrued Benefit.

3.3.                        Participation not Contract of Employment. The Plan does not constitute a contract of employment, and participation in the Plan will not give any Participant the right to continue in the employ of or provide services to the Company, or interfere in any way with the right of the Company to terminate the employment of the Participant or give any right or claim to any benefit under the terms of the Plan unless such right or claim is specifically vested under the terms of the Plan.

3.4.                        SERP Plan. This Plan is provided to the Participants in lieu of any benefit under the SERP Plan.  On the Effective Date, the Participants shall no longer have any benefit under the SERP Plan, whether or not accrued or vested, and in consideration of this Plan, such benefit and Participant’s rights under said SERP Plan shall be terminated and void.

ARTICLE IV.
RETIREMENT BENEFITS

4.1.                        Determination of Accrued Benefit.  A Participant’s Accrued Benefit is a benefit payable in the form of a lump sum payment made on the date described in Section 5.3 or Section 5.4 below, in an amount equal to the balance in the Cash Balance Account as of the Event Payment Date (as defined in Section 4.3 below).

(a)                               Calculation Through Investment Account Conversion Date. The Cash Balance Account for each Participant shall equal: (a) the SERP Lump Sum Actuarial Value, as shown on Addendum B attached hereto; plus/minus (b) the cumulative amount of all Annual Cash Balance Allocations made pursuant to Section 4.2 below; plus/minus (c) the Final Cash Balance Account Allocation made pursuant to Section 4.3 below; plus (d) the Interest Allocation made pursuant to Section 4.4 below; less (e) the sum of all Tax Distributions made pursuant to Section 4.5 below.

(b)                              Calculation After Investment Account Conversion Date. If no Event Payment Date precedes the Investment Account Conversion Date, then a Final Cash Balance Account Allocation shall be made as of the Investment Account Conversion Date, pursuant to Section 4.3 below. Upon and after the Investment Account Conversion Date, the Participant’s Accrued Benefit shall be deemed invested in one or more Investment Options as directed or deemed directed by the Participant pursuant to procedures established by the Committee. At such times as determined by the Committee, such as when a Participant’s entire Cash Balance Account is to be distributed hereunder, and at the end of each Year, the Investment Return will be credited (in the case of net earnings) or charged (in the case of net losses) to the Participant’s Account based upon information available as near as administratively feasible to the applicable determination date. Any distribution from a Participant’s Account will be charged to the Account as of the time of the distribution.

4.2.                        Annual Allocation to Cash Balance Account.  The Company shall cause its actuary to calculate the SERP Actuarial Value as of December 31 for each Year that ends on or before the Investment Account Conversion Date. This calculation shall occur approximately thirty (30) days before the end of the Year. To the extent the SERP Actuarial Value is more than the then Cash Balance Account (taking into account the Interest Allocation and the Tax Distribution to be made pursuant to Sections 4.4 and 4.5 below) (the “Deficiency”), there shall be added to the Cash Balance Account an amount equal to the Deficiency.  To the extent the SERP Actuarial Value is less than the then Cash Balance Account (taking into account the Interest Allocation and the Tax Distribution, if any, to be made pursuant to Sections 4.4 and 4.5 below) (the “Surplus”), there shall be deducted from the Cash Balance Account an amount equal to the Surplus (the amount added to or deducted from the Cash Balance Account pursuant to this Section 4.2 being hereinafter referred to as the “Annual Cash Balance Allocation”).

4.3.                        Final Cash Balance Account Allocation.  As soon as practicable after the earliest to occur of: (a) a Participant’s Separation of Service; (b) a Participant’s Disability; (c) a Participant’s death; or (d) a Change of Control (each, an “Event Payment Date”), preceding or coinciding with the Investment Account Conversion Date, the Company shall cause its actuary to calculate the SERP Actuarial Value as of the Event Payment Date.  If no Event Payment Date precedes the Investment Account Conversion Date, the Company shall cause its actuary to calculate the SERP Actuarial Value as of the Investment Account Conversion Date. To the extent the SERP Actuarial Value is more than the then Cash Balance Account (taking into account the Interest Allocation to be made pursuant to Section 4.4 below) (the “Final Deficiency”), there shall be added to the Cash Balance Account an amount equal to the Final Deficiency.  To the extent the SERP Actuarial Value is less than the then Cash Balance Account (taking into account the Interest Allocation to be made pursuant to Section 4.4 below) (the “Final

Surplus”), there shall be deducted from the Cash Balance Account an amount equal to the Final Surplus (the amount being added to or deducted from the Cash Balance Account pursuant to this Section 4.3 being hereinafter referred to as the “Final Cash Balance Allocation”).

4.4.                        Interest Allocation to Cash Balance Account.  Simple interest shall accrue on the amount of the Cash Balance Account at the Market Interest Rate, through the earlier of the Event Payment Date or the Investment Account Conversion Date.  Such interest shall be allocated to the account as of the end of each Year and as of the Event Payment Date, if any, that precedes or coincides with the Final Cash Balance Allocation (the “Interest Allocation”).

4.5.                        Tax Distributions.  To the extent there is an amount includible in income by reason of Section 457A of the Code (both before and after the Investment Account Conversion Date), the Company shall pay to each Participant before the end of each Year an amount equal to the product of: (a) the Tax Distribution Percentage (as defined below); and (b) the sum of the Annual Cash Balance Allocation and the Interest Allocation for such Year included in income under Section 457A of the Code, provided such sum is positive, representing the estimated federal and state taxes the Participant will incur as a result of said allocations (the “Annual Tax Distribution”).

In connection with any reporting of the SERP Lump Sum Actuarial Value as income on the W-2 of a Participant pursuant to Section 7.1 below, the Company shall pay to such Participant a payment of the Tax Distribution Percentage of the amount of the SERP Lump Sum Actuarial Value, representing the estimated federal and state income taxes the Participant will incur as a result of said reporting (the “SERP Tax Distribution”) (the sum of the Annual Tax Distributions and the SERP Tax Distribution are collectively referred to as the “Tax Distributions”).  The SERP Tax Distribution shall be made from Annual Cash Balance Allocations made for Years of Accrual Service accruing after 2008.

For purposes of this Agreement, the Tax Distribution Percentage for each Participant shall initially be as set forth on Addendum B.  The Company may increase or decrease the Tax Distribution Percentage for any Year and participant by a notice to each Participant.

ARTICLE V.
PAYMENT OF BENEFITS

5.1.                        Fully Vested Benefits. A Participant will be fully vested in the Participant’s Accrued Benefit upon the first to occur of:

(a)                               The Participant’s Normal Retirement Date if the Participant is an employee of the Company or a Related Company on the Participant’s Normal Retirement Date; or

(b)                              The Participant’s Disability as determined by the Committee if such disability occurs while the Participant is an employee of the Company or a Related Company; or

(c)                               The Participant’s death while the Participant is an employee of the Company or a Related Company; or

(d)                             The Participant’s completion of five Years of Service; or

(e)                               A Change of Control.

5.2.                        Forfeitures.  If the Participant does not have a vested Accrued Benefit under the provisions of Section 5.1 upon the Participant’s Separation Date, then the Participant’s Accrued Benefit will be forfeited.

5.3.                        Payment of Lump Sum.  The Participant’s vested Accrued Benefit shall be paid in a lump sum payment as soon as administratively feasible in accordance with then applicable provisions of the Code upon the earlier of:  (a) the Participant has a Separation from Service; (b) there has been a Change of Control which occurs prior to the date the Participant has a Separation from Service; or (c) the Participant incurs a Disability prior to the date the Participant has a Separation from Service.  Payment of all or a portion of the Accrued Benefit may be delayed by up to six (6) months in accordance with the then applicable provisions of the Code.

5.4.                        Death Benefit.  If the Participant dies prior to the lump sum payment of Participant’s Accrued Benefit, then the Participant’s vested Accrued Benefit will be paid to the Participant’s beneficiary as determined under Section 5.5 as soon as practical after the Participant’s death in the form of a lump sum payment.

5.5.                        Determination of Beneficiary.  Each Participant from time to time may designate any person or persons, trust, estate or charitable institution (who may be designated concurrently or contingently) to whom the Participant’s vested Accrued Benefit under the Plan will be paid if the Participant dies prior to the lump sum payment of the Participant’s Accrued Benefit.  A beneficiary designation will be effective only if filed in writing with the Plan Administrator while the Participant is alive.  The Participant’s beneficiary will be the beneficiary designated on the last such written designation filed by the Participant prior to the Participant’s death.

If a Participant fails to validly designate a beneficiary, then the Participant’s beneficiary will be the Participant’s Eligible Spouse, but if the Participant is not survived by an Eligible Spouse then the Participant’s beneficiary will be the personal representative of the Participant’s estate; provided, however, if the Participant does not otherwise have a probate estate, the Plan Administrator may pay the Participant’s vested Accrued Benefit to such person or persons whom the Plan Administrator determines, in the Plan Administrator’s sole and absolute discretion, would be the beneficiaries in a probate proceeding, and the Plan Administrator shall have no liability to any person for any such determination.

ARTICLE VI.
FUNDING

6.1.                        Unfunded Plan.  This Plan is an unfunded plan for income tax purposes and for purposes of Title I of ERISA.  With the approval of the President or the Board, the Company may from time to time deposit assets in a trust established by the Company that is subject to the creditors of the Company but which assets must otherwise be used for the purpose of paying Accrued Benefits hereunder.  In the event of a Change of Control, the Company will, as soon as practical following such Change of Control, deposit or cause to be deposited in such trust an amount sufficient (as determined by the Company’s actuary for its Pension Plan) to pay all vested Accrued Benefits of the Participants as determined as of the first day following such Change of Control, to the extent such amounts are not payable within ninety (90) days of the Change in Control.

ARTICLE VII.
WITHHOLDING OF TAXES

7.1.                        Tax Reporting.  The W-2 prepared by the Company for Participants for each Year (and after the Event Payment Date) shall report the Annual Cash Balance Allocation (Final Cash Balance Allocation) and the Interest Allocation pursuant to Section 4.4 above, provided the net amount of said allocations is positive, to the extent such inclusion in income is required by Section 457A of the Code or otherwise.  Notwithstanding the foregoing, a W-2 will not include any allocation pursuant to this Plan as income for a Participant until the Participant is fully vested in the Plan, and the W-2 for the Year in which the Participant becomes vested shall report all income through the end of the Year in which the Participant becomes vested.

In the event a Participant’s Accrued Benefit has not been paid to such Participant before December 31, 2017, then the W-2 for such Participant for the year ended December 31, 2017 shall report as income the SERP Lump Sum Actuarial Value, to the extent such reporting is required by Section 457A of the Code.

7.2.                        Tax Withholding.  The Company has the right to retain and withhold from any payment of benefits hereunder the amount of taxes required by any government to be withheld or otherwise be deducted and paid with respect to such payment.

ARTICLE VIII.
PLAN ADMINISTRATOR

8.1.                        Membership and Authority. The Board will appoint, or delegate the appointment of, a Committee to act as Plan Administrator.  In the event a Committee is acting as Plan Administrator, the Committee shall act by a majority of its members uninterested except to the extent it has delegated responsibilities hereunder.  The Plan Administrator shall have the following powers, rights and duties in addition to those vested in it elsewhere in the Plan:

(a)                               To adopt such rules of procedure and regulations as, in its opinion, may be necessary for the proper and efficient administration of the Plan and as are consistent with the provisions of the Plan.

(b)                              To enforce the Plan in accordance with its terms and with such applicable rules and regulations as may be adopted.

(c)                               To construe and interpret the Plan in the Plan Administrator’s sole discretion, and to determine all questions arising under the Plan, including the power to determine the rights of Participants and their beneficiaries and the amount of their respective benefits.

(d)                             To maintain and keep adequate records concerning the Plan and concerning its proceedings and acts in such form and detail as the Plan Administrator may decide.

(e)                               To direct all payments of benefits under the Plan.

8.2.                        Delegation.  In exercising its authority to control and manage the operation and administration of the Plan, the Plan Administrator may employ agents and counsel (who may also be employed by the Company) and delegate to them such powers as the Plan Administrator deems desirable.

8.3.                        Information to be Furnished.  The Company shall furnish the Plan Administrator or its delegees such data and information as may be required. The records of the Company as to an employee’s or Participant’s period of employment, Separation from Service and the reason therefore, leave of absence and compensation will be conclusive on all persons unless determined to be incorrect.

8.4.                        Plan Administrator’s Decision Final.  Any interpretation of the Plan and any decision on any matter within the discretion of the Plan Administrator made in good faith is binding on all persons. A misstatement or other mistake of fact shall be corrected when it becomes known, and the Plan Administrator shall make such adjustment on account thereof as it considers equitable and practicable.

8.5.                        Remuneration and Expenses.  No remuneration shall be paid to the Plan Administrator (or any Committee member) for services hereunder.  All expenses of the Plan Administrator (or a Committee member) incurred in the performance of the administration of the Plan shall be reimbursed by the Company.

8.6.                        Indemnification of Committee Member.  The Committee and the individual members thereof shall be indemnified by the Company against any and all liabilities, losses, costs, and expenses (including fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Committee or the members by reason of the performance of a Committee function if the Committee or such members did not act dishonestly or in willful or negligent violation of the law or regulations under which such liability, loss, cost or expense arises.

8.7.                        Resignation or Removal of Committee Member.  A Committee member may resign at any time by giving ten (10) days’ advance written notice to the Company and the other Committee members. The Company may remove a Committee member by giving advance written notice to him or her, and the other Committee members.

8.8.                        Interested Committee Member.  A member of the Committee may not decide or determine any matter or question concerning his or her own benefits under the Plan.

ARTICLE IX.
CLAIMS PROCEDURE

9.1.                        Claim.  Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Committee which shall respond in writing as soon as practicable.

9.2.                        Denial of Claim.  If the claim or request is denied, the written notice of denial shall be made within ninety (90) days of the date of receipt of such claim or request by the Committee and shall state:

(a)                               The reason for denial, with specific reference to the Plan provisions on which the denial is based.

(b)                              A description of any additional material or information required and an explanation of why it is necessary.

(c)                               An explanation of the Plan’s claim review procedure.

9.3.                        Review of Claim.  Any person whose claim or request is denied or who has not received a response within ninety (90) days may request review by notice given in writing to the Committee within sixty (60) days of receiving a response or one hundred fifty (150) days from the date the claim was received by the Committee. The claim or request shall be reviewed by the Committee who may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

9.4.                        Final Decision.  The decision on review shall normally be made within sixty (60) days after the Committee’s receipt of a request for review. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be one hundred twenty (120) days after the Committee’s receipt of a request for review.  The decision shall be in writing and shall state the reasons and relevant plan provisions. All decisions on review shall be final and bind all parties concerned.

ARTICLE X.
AMENDMENTS OR TERMINATION OF THE PLAN

10.1.                General.  The Board may, at any time or times, amend the Plan, pursuant to written resolution adopted by the Board; provided, however, no amendment shall be effective to decrease or adversely affect the (i) amount of any Participant’s Accrued Benefit as of January 1, 2013; (ii) the benefit that will accrue or be paid to such Participant; or (iii) subject to the last sentence of Section 10.3, the lump sum value of any Accrued Benefit under the Plan, unless the Participant agrees to such amendment, and no amendment may relieve the Company of its obligations under ARTICLE IV unless all of the Participants agree to such amendment.  If, without a Participant’s consent, any amendment adversely affects or reduces a Participant’s Accrued Benefit as of January 1, 2013, or in any way reduces the benefit that will accrue or be paid to the Participant under the Plan, then such purported amendment shall not apply to such Participant and the Plan provisions as in effect immediately before such amendment shall remain in effect for such Participant.

10.2.                Amendments for Compliance with Laws.  In addition to the preceding amendment authority of the Board, the appropriate officers of the Company are authorized to amend the Plan from time to time as they deem advisable for purposes of complying with any provisions of the Internal Revenue Code and Treasury Regulations and any other guidance issued by the Secretary of the Treasury; provided, however, in the event an amendment is made by the Board, the Committee or an authorized officer in order to conform the Plan to applicable changes in law which amendment results in a reduction to the Accrued Benefit or the benefit that will accrue or be paid to any Participant, the Company shall establish an alternative provision or plan that will provide benefits to such Participants that are substantially equal to the benefits reduced in this Plan as a result of such amendment.  To be certain, if any such amendment to the Plan is made to conform the Plan to applicable law and this results in an increase in the federal, state or local income taxes payable upon receipt of the Accrued Benefit, the Company shall not establish an alternative provision or plan that will pay or reimburse Participants for such taxes.

10.3.                Automatic Changes in Interest Rate and Mortality Assumptions.  Notwithstanding any of the foregoing provisions in this ARTICLE X, it is understood that, as the formula to calculate a benefit under the SERP Plan and thus hereunder contains certain interest rate and mortality assumptions, which change from time to time, changes to such interest rate (such as an increase in the 30-year Treasury securities rate) or mortality assumptions which are otherwise in accordance with the SERP Plan as of January 1, 2013 but which may result in a reduction in absolute (but not actuarial) benefits are not considered to decrease or adversely affect the amount of a Participant’s Accrued Benefit.

ARTICLE XI.
MISCELLANEOUS

11.1.                Captions.  The captions of articles, sections, paragraphs and subparagraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

11.2.                Company Action.  Except as may be specifically provided herein, any action required or permitted to be taken by the Company may be taken on behalf of the Company by the President of the Company.

11.3.                Company Records.  Records of the Company as to an employee’s or Participant’s period of employment, Separation from Service and the reason therefore, leaves of absence, reemployment and compensation will be conclusive on all persons, unless determined by the Plan Administrator to be incorrect.

11.4.                Evidence.  Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and may be signed, made or presented by the proper party or parties.

11.5.                Gender and Number.  Where the context permits, words in the masculine gender shall include the feminine and neuter genders, the plural shall include the singular, and the singular shall include the plural.

11.6.                Governing Law.  Except to the extent governed by ERISA, the provisions of this Plan shall be construed and interpreted according to the laws of the state of Delaware.

11.7.                Non-Assignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly hereby declared to be unassignable and nontransferable.  No part of the amounts payable shall, prior to actual payment, be subject to seizure or separation for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or another person’s bankruptcy or insolvency.

11.8.                Participant Cooperation.  A Participant will cooperate with the Company by furnishing any and all information requested by the Company in order to facilitate the payment of benefits hereunder and such other action as may be requested by the Company.

11.9.                Successors.  The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns.  The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Company, and successors of any such corporation or other business entity.

11.10.        Unsecured General Creditor. Participants and their beneficiaries, heirs, successors, and assigns will have no secured interest or claim in any property or assets of the Company whether or not such assets are held in a trust that may be used for the purpose of paying benefits hereunder.  For purposes of the Plan, any and all of the Company’s assets shall be, and remain, the general, unpledged, assets of the Company. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future.  No Company shall have any obligation under this Plan with respect to individuals other than that Company’s employees.

11.11.        Validity.  In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

11.12.        Waiver of Notice. Any notice required under the Plan may be waived by the person entitled to notice.

The Company hereby agrees to the provisions of this Plan, and, in Witness Thereof, the Company causes this Agreement to be executed on this   21   day of    December   , 2012.

SEABOARD CORPORATION

By:	/s/ Steven J. Bresky
Steven J. Bresky
President

ADDENDA

TO

SEABOARD CORPORATION

CASH BALANCE EXECUTIVE RETIREMENT PLAN,

AMENDED AND RESTATED

EFFECTIVE JANUARY 1, 2013

Following is a list of the Addenda to the Seaboard Corporation Cash Balance Executive Retirement Plan, Amended and Restated Effective January 1, 2013, which is filed with the Securities and Exchange Commission (“SEC”).  Seaboard Corporation (“Seaboard”) undertakes to provide to the SEC the Addenda, as requested, subject to Seaboard’s right to request confidential treatment under the Freedom of Information Act.

Addendum A  --  Participants

Addendum B  --  Lump Sum Actuarial Value (as of January 1, 2009)